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                                                                      EXHIBIT 18

QUANTITATIVE GROUP OF FUNDS

                       ORDINARY SHARE SELLING AGREEMENT
                          (fully disclosed accounts)

Ladies and Gentlemen:

     U.S. Boston Capital Corporation ("Distributor") is the exclusive underwriter and distributor for the Quantitative Group of Funds (collectively the "Funds") and each series of the Funds (individually a "Fund"). We invite you to distribute Ordinary Shares of the Fund(s) listed in Exhibit A to this Agreement, subject to the terms and conditions set forth below. As used herein, the term "Prospectus" shall mean the then current prospectus of the Funds as filed with the Securities and Exchange Commission.

SALES AND SERVICE FEES

     Distributor hereby agrees to sell to you as agent, to cover orders received by you from your customers, shares of the Fund(s) in states in which you are registered and which shares of the Fund(s) are currently qualified for sale. In no transactions shall you have any authority to act as agent for the Funds, or for the Distributor, or for any affiliates, including employees and directors, of the Funds or Distributor.

     In return for sales of the Fund for which you are the dealer of record, except as noted below, Distributor will pay a sales fee as set forth in Exhibit A of this Agreement. The Distributor agrees to accept and confirm such sales orders to you at the applicable public offering price. Payments of sales fees will be mailed to dealers monthly within twenty (20) days of the end of each month, based on fully paid orders of Fund(s) shares during that month. The net asset value and public offering price of the shares of the Fund(s) will be furnished on a daily basis to public information sources or, if applicable, made available through other sources as set forth in an addendum to this Agreement.

     The Distributor and/or the Fund(s) may at any time modify the sales fee to be paid in connection with the sale of shares of the Fund(s). In the event of any such change, you agree that you will have no continuing claim to or vested interest in the level of sales fees established by this Agreement as to any shares of the Fund(s) sold by you subsequent to any such change.

     You agree to act as service agent, in accordance with the terms of the Service Agreement with Distributor dated _______________________________, and as amended. Pursuant to the terms of the Service Agreement, in addition to the foregoing sales fee, you will be entitled to receive for each Fund account in Ordinary Shares for which, on the last business day of the period you are the dealer of record, a quarterly service fee equal to the fee set forth in Exhibit A of the Service Agreement, as calculated by the Distributor. Service fee payments will be mailed to you within thirty (30) days of quarter end.

     You hereby agree that the Distributor has made no representations to you with respect to the Distribution Plan of any of the Funds which are in addition to, or in conflict with the description set forth in the Funds' Prospectus and that you will look solely to the Distributor for the payment of the one time sales fee and quarterly service fees. All sales fees and service fees will be paid to you at the address of your principal office, as indicated below in your acceptance of this Agreement.

     No sales fee will be paid for sales of shares to Contributory Qualified Plans under Section 401(k) of the Internal Revenue Code and other persons for whom a deferred sales charge is not imposed (as set forth in the Prospectus). Employees of broker-dealers having a selling agreement
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with the Distributor may purchase no load Institutional Shares of the Funds. The term "employee" includes an employee's spouse and minor children, and retired employees. To purchase Institutional Shares, sales to employees of broker dealers must be made for investment purposes only and such shares may not be resold except to the Funds. Any employee of a broker-dealer exercising this right should first obtain the proper forms from the Distributor prior to purchasing shares. In addition, no sales fee will be paid for sales of the Ordinary Shares of the Quantitative Mid Cap Fund or Institutional Shares of any Fund.


REPRESENTATIONS AND WARRANTIES

     All sales of shares issued by the Fund(s) are subject to the following terms:

     In ordering shares of any Fund, you may rely upon the representations contained in the Prospectus. You agree that all offers or sales of Fund shares will be made by you in compliance with all applicable federal and state securities laws and the rules and regulations of applicable regulatory agencies or authorities.

     You will not make any representations concerning any Fund other than those contained in the Prospectus, or in any promotional materials or sales literature furnished to you by the Distributor or the Funds. Except as otherwise provided, you will not furnish or cause to be furnished to any person or display or publish any information or material relating to the Funds or any Fund, (including without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar material), except such information and materials as may be furnished to you by the Distributor or the Fund(s), and other materials as may be approved in writing by the Distributor.

     In connection with sales and offers to sell shares of the Fund(s), you will furnish to each person to whom any such sale or offer is made, a copy of one Prospectus and, if requested, the statement of additional information at or prior to the time of written offering (including any confirmation) or sale. Distributor will furnish additional copies of the Prospectus in reasonable quantities, upon request.

     You represent and warrant that (i) you are a corporation, partnership or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which you are organized; (ii) you are a member of the National Association of Securities Dealers, Inc. ("NASD") and that with respect to any sales in the United States, you agree to abide by all its rules and regulations, including, without limitation, its Rules of Fair Practice.

     The Distributor represents that it is currently in compliance with the provisions of Rule 2830 of the NASD's Rules of Fair Practice relating to investment company sales charges and that each Fund's sales charges currently comply with such provisions.

     We agree to inform you, upon request, as to the states in which the shares of the Funds have been qualified for sale under, or are exempt from the registration requirements of, the respective securities laws of such states.
You agree to notify us immediately in the event of (a) your expulsion or suspension from the NASD, or (b) your violation of any applicable federal or state law, rule or regulation arising out of your sales of Fund shares in connection with this Agreement, and (c) any other action by federal or state regulators that may otherwise affect in any material way your ability to act as a dealer in accordance with the terms of this Agreement. Your expulsion from the NASD will automatically terminate this Agreement immediately without notice. Our suspension from the NASD for violation of any applicable federal or state

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

law, rule or regulation will terminate this Agreement effective immediately upon our written notice to you of termination.




PAYMENT AND DELIVERY

     All orders for the purchase of any Fund(s) shares will be executed at the then current public offering price per share and all orders for the redemption of any Fund(s) shares will be executed at the net asset value per share, less any redemption fee payable to us, as described in the Prospectus. Pursuant to Rule 18f-1 of the Investment Company Act of 1940, we reserve the right, as set forth in the Prospectus, to redeem in-kind any redemption requests in excess of $250,000 per Fund, unless we receive thirty (30) days' prior notice of the redemption. We acknowledge that each of your customers who is a named account holder of the Fund(s) shares held in your account is an individual "shareholder" of such shares within the meaning of Rule 18f-1 and the Fund's election to redeem in-kind filed with the Securities and Exchange Commission pursuant to the Rule. For purpose of complying with Rule 18f-1, in the event of a redemption in excess of $250,000, you agree to provide us, upon request, the names and account numbers, the number of shares held, and other relevant information for each of your account holders who are the owners of Fund(s) shares participating in the redemption.

     All orders are subject to acceptance or rejection by us at our sole
discretion.   Each transaction will be promptly confirmed by us or by
Quantitative Institutional Services, Transfer Agent of the Funds ("Transfer Agent"), on our behalf, directly to you, unless separately agreed and set forth as an addendum to this Agreement. We reserve the right, at our sole discretion, to suspend or withdraw the sale of shares of any the Funds.

     You agree to pay for purchase orders of any Fund(s) shares from the Distributor in accordance with the terms of the Prospectus. On or before three
(3) business days from trade date of each purchase order for shares of any Fund, or such earlier time as shall be required by rule or regulation of the NASD or Securities and Exchange Commission, you shall remit to an account designated by the Distributor with the Transfer Agent an amount equal to the then current public offering price of the Fund(s)' shares being purchased, without deduction for any sales fee or dealer reallowance.

     All checks should be made payable to Quantitative Group of Funds and forwarded to:

                      Quantitative Institutional Services
                              55 Old Bedford Road
                         Lincoln, Massachusetts  01773

     Wire orders for any Fund(s) are to be placed through our office at (781) 259-1144.

     If payment is not received in accordance with the terms of this Agreement or the Prospectus, we reserve the right, without notice, to cancel the sale and to hold you responsible for any loss sustained as a result thereof.

INDEMNITIES

     The parties in this Agreement hereby agree to indemnify and hold harmless each other, their officers and directors/trustees, and any person who is or may be deemed to be a controlling

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person of each other, from and against any losses claims, damages, liabilities or expenses (including reasonable fees of counsel), whether joint or several, and to which any such person or entity may become subject, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of, or are based upon, (a) any untrue statement or alleged untrue statement of material fact, or any omission to state a material fact made or omitted by them in this Agreement, or (b) any willful misfeasance or gross misconduct by them in the performance of their duties and obligations set forth in this Agreement.

     In consideration of Distributor's distribution services, and Quantitative Institutional Services' services as Transfer Agent, in liquidating, exchanging and/or transferring unissued shares of the Fund(s) for your customer(s) without the use of original or underlying documentation supporting such transactions (e.g. a signed stock power or signature guarantee) you hereby agree to indemnify the Distributor, Transfer Agent, the Funds and each respective Fund against any losses, including reasonable attorney's fees, that may arise from such liquidation, exchange and/or transfer of unused shares upon your direction. You represent and warrant to the Fund(s), the Distributor, and Transfer Agent, that all such transactions shall be properly authorized by your customers. The indemnification contained herein shall not apply to any losses (including attorney's fees) caused by a failure of the Distributor, Transfer Agent, or Fund(s) to comply with any of your instructions governing any of the above transactions, or any negligent act or omission of the Distributor, Transfer Agent, or Fund(s), or any of their directors/trustees, officers, employees or agents.

     The Distributor, Fund(s), Transfer Agent, or you may revoke the indemnity herein upon prior written notice to each of the parties hereto, and in the case of such revisions, this indemnity agreement shall remain effective as to trades made prior to such revocation.

     This Agreement shall become effective only when accepted and signed by you, and may be terminated at any time by either party hereto upon fifteen days prior written notice to the other party. This Agreement may be amended only by a written instrument signed by both of the parties hereto and may not be assigned by either party without the prior written consent of the other party. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any and all prior agreement between the parties hereto relating to the subject matter hereof.

     This agreement shall be governed by and construed in accordance with the internal laws of the State of Massachusetts.

                                  ----------------------------------
                                  Name of Broker-Dealer (please type or print)

                                  ----------------------------------

                                  ----------------------------------

                                  ----------------------------------
                                                Address

Date:______________________    By:__________________________________

                               Title:_______________________________

Note: Please sign and return both copies of this agreement to U.S. Boston Capital Corporation. Upon acceptance, one countersigned copy will be returned to you for your files.

                               Accepted:   U.S. BOSTON CAPITAL CORPORATION

Date:______________________    By:__________________________________

                               Title:_______________________________



                                       v
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                                   EXHIBIT A

                      to Ordinary Share Selling Agreement

                          Quantitative Group of Funds

Ordinary Shares
---------------
                                                                 Sales Fee (as a
                                                                  percentage of
                                                        Ticker      the public
Fund Name                                     CUSIP     Symbol   offering price)
---------                                   ---------   ------   ----------------
Quantitative Small Cap Fund                 74762R608   USBNX    1.0%
Quantitative Mid Cap Fund                   74762R806   QNIIX    0.0%
Quantitative Growth and Income Fund         74762R202   USBOX    1.0%
Quantitative International Equity Fund      74762R400   USBFX    1.0%
Quantitative Emerging Markets Fund          74762R855   QFFOX    1.0%
Quantitative Foreign Value Fund             74762R830   none     1.0%

                                       vi
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  Policies and Procedures With Respect to Sales of Quantitative Group of Funds
                    Under Multiple Class Pricing Structure.

     Each series of the Quantitative Group of Funds offers two classes of shares. It is important for investors to choose not only the proper series, but also the correct class of shares that will best suit their investment needs. In addition to Ordinary Shares, which are covered by the Selling Agreement, the Fund also offers investors Institutional Shares. Institutional Shares bear no sales charge and carry no 12b-1 fee or service charges. These Shares are available only to investors that can meet the minimum investment requirements of $1 million and who meet certain other criteria as set forth in the Prospectus, or who can invest through certain managed account programs in which the investment manager is compensated directly by his or her client for providing investment advice and other services.

     A National Association of Securities Dealers, Inc. rule specifically prohibits "breakpoint" sales of mutual funds. A "breakpoint sale" is defined as a sale to an investor of an amount of shares just below the amount which would be subject to the next breakpoint on the fund's sales charge schedule. The minimum investment requirements for Institutional Shares of the Fund in some ways may be analogous to breakpoints of other mutual funds. From time-to-time you may wish to inform investors that investments in a series of the Fund above the minimum investment requirement for Institutional Shares may eliminate both any sales charge and annual 12b-1 fees that they would incur. Moreover, in some cases you may wish to advise investors who initially have purchased Ordinary Shares in amounts below the minimum investment requirement for Institutional Shares of a series, but who have subsequently attained investment amounts exceeding that minimum, that they may have the option of redeeming their Ordinary Shares, subject to a redemption fee, and purchasing Institutional Shares.

                     Responsibilities of the Broker-Dealer

     You must assure that all employees receiving investor inquiries about the purchase of shares in the Fund have advised appropriate investors of the available investment options and the impact of choosing one class of shares rather than another. Questions relating to this policy should be directed to Mark A. Katzoff, U.S. Boston Capital Corporation, Lincoln North, Lincoln, Massachusetts, 01773 (800) 331-1244.

                                      vii